Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2008, relating to the financial statements of Eagle Rock Energy Partners, L.P. and our report relating to the effectiveness of Eagle Rock Energy Partners, L.P.’s internal control over financial reporting as to the effects of the material weaknesses identified in our report (which expresses an adverse opinion on internal control over financial reporting) appearing in the Form 10-K for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
May 21, 2008